Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Andeavor 2018 Long-Term Incentive Plan, of our reports dated February 21, 2018, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Andeavor included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas
May 4, 2018